                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                            SOUTHWEST BANCORP, INC.
        --------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
        --------------------------------------------------------------
                        (Title of Class of Securities)

                                  844767 10 3
        --------------------------------------------------------------
                                (CUSIP Number)

                  Kerby E. Crowell, Executive Vice President
                          and Chief Financial Officer
                  Stillwater National Bank and Trust Company
                             608 South Main Street
                          Stillwater, Oklahoma 74074
                               (405) 372-2230
          ----------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages
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---------------------------                        --------------------
CUSIP No.  844767 10 3                  13G        Page 2 of 5 Pages
---------------------------                        --------------------
-----------------------------------------------------------------------
 1    NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
      OF ABOVE PERSON
      STILLWATER NATIONAL BANK AND TRUST COMPANY
-----------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)[_]
                                                                (b)[_]
-----------------------------------------------------------------------
 3    SEC USE ONLY

-----------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
-----------------------------------------------------------------------
                          SOLE VOTING POWER
                     5

   NUMBER OF              0

    SHARES           --------------------------------------------------
                          SHARED VOTING POWER
  BENEFICIALLY       6

   OWNED BY               0
                     --------------------------------------------------
     EACH                 SOLE DISPOSITIVE POWER
                     7
   REPORTING              23,600
                     --------------------------------------------------
  PERSON WITH             SHARED DISPOSITIVE POWER
                     8
                          235,000
-----------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      258,600
-----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

-----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.9%
-----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BK
-----------------------------------------------------------------------


                               Page 2 of 5 Pages
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Item 1(a)       Name of Issuer:
                --------------
                Southwest Bancorp, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                608 South Main Street
                Stillwater, Oklahoma  74074

Item 2(a)       Name of Person Filing:
                ---------------------
                Stillwater National Bank and Trust Company

Item 2(b)       Address of Principal Business Office, or if None,
                -------------------------------------------------
                Residence:
                ----------
                608 South Main Street
                Stillwater, Oklahoma 74074

Item 2(c)       Citizenship:
                -----------
                See Row 4 of the second part of the cover page.

Item 2(d)       Title of Class of Securities:
                ----------------------------
                Common Stock, par value $1.00 per share

Item 2(e)       CUSIP Number:
                -------------
                844767 10 3

Item 3          If this statement is filed under Rule 13d-1(b) or
                -------------------------------------------------
                Rule 13d-2(b), check whether the person filing is a:
                ---------------------------------------------------

                (b)  [x]  Bank as defined in Section 3(a)(6) of the Act.

Item 4(a)       Amount Beneficially Owned:  See Row 9 of the second part of
                -------------------------
                the cover page.

Item 4(b)       Percent of Class:  See Row 11 of the second part of the cover
                ----------------
                page.

Item 4(c)       Number of shares as to which such person has:  See
                --------------------------------------------
                Rows 5, 6, 7 and 8 of the second part of the cover page.

Item 5          Ownership of Five Percent or Less of a Class:
                ---------------------------------------------
                                Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------
                Certain persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock, par value $1.00 per share, of Southwest Bancorp, Inc. (the "Common Stock") reported herein. The only such person whose interest relates to more than 5% of the outstanding Common Stock is the George M. Berry Revocable Inter Vivos Trust, dated May 6, 1976, Stillwater National Bank and Trust Company, Trustee.

                               Page 3 of 5 Pages

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Item 7          Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:  Not Applicable
                -------

Item 8          Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                Not Applicable

Item 9          Notice of Dissolution of Group:  Not Applicable
                ------------------------------

Item 10         Certification:  By signing below I certify that, to the best of
                -------------
                my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                               Page 4 of 5 Pages

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Kerby Crowell                                       2/7/97
---------------------------------                   ----------------
Kerby Crowell, Authorized Officer                        Date
Stillwater National Bank and Trust Company




                               Page 5 of 5 Pages